Exhibit 99.1

FINANCIAL DYNAMICS

Moderator: Eric Boyriven

October 31, 2006

8:00 am CT

Operator:	Good morning, my name is (Russell) and I will be your conference operator. At this time I would like to welcome everyone to the FTI Consulting 2006 Third Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you. (Ms. Prozeller) you may begin your conference.

(Ms. Prozeller):	Thank you operator. Good morning. By now you should have received a copy of the company’s third quarter 2006 press release. If not, copies of the press release can be found on the FTI website at www.fticonsultanting.com. This conference is being simultaneously webcast on the company’s website and a replay will be available on this site for 90 days. Your hosts for today’s call are Jack Dunn, President and Chief Executive Officer, Dennis Shaughnessy, Chairman, Dom DiNapoli, Executive Vice President and Chief Operating Officer and Ted Pincus, Chief Financial Officer.

Management will begin with formal remarks after which they will take your questions. Before we begin I’d like to remind everyone that this conference call may include forward looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenue, operating income and cash flow in prior periods and expects that this may occur from time to time in the future. As a result of these possible fluctuations the company’s actual results may differ from our projections.

Further preliminary results are subjected to normal year end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. I would now like to turn the call over to Jack Dunn, President and CEO of FTI. Jack?

Jack Dunn:	Good morning. And thank you everyone for joining us. By now I hope you have all seen our press release discussing our results for the third quarter. I’d like to review some financial highlights and then address what I believe are the important takeaways from the quarter, review our outlook going forward and then most importantly open up the call to your questions. Let me begin by saying that we are very pleased with both our results for the quarter and the significant progress we made from an operational standpoint. The third quarter is typically a slower period in our industry as a result of the summer holiday seasonality. This year however we were able to leverage a number of prevailing trends in the marketplace including the stock options back dating issue to generate revenues that were about even with those achieved in the second quarter which is typically a much stronger seasonal period for our business.

Beyond the solid financial performance it was a quarter of significant strategic and operational achievement for FTI. Most importantly, as we had committed to you back in July we took steps to enhance our profitability by addressing underperforming segments of our business. Just as importantly, through the acquisition of Financial Dynamics of FD we made a large and significant transaction that will take the company substantially forward in terms of the breadth of our capabilities and the extend of our global reach, a transaction that will reinforce the common culture across all our business units and drive our organic growth.

Before I get into that however let me briefly review the financial highlights of the quarter. In the quarter we continued to deliver strong top line growth, revenue increased almost 22% to $162.1 million which reflected strong performance across most of our operating segments. Excluding the contributions from businesses we’ve acquired, over 15% of this growth was organic which demonstrates the strong demand we’re seeing for our services and the traction our businesses have in the marketplace.

In September we told you that we were taking actions to address certain underperforming businesses in the UK and non core operations in the US. As a result of these actions we recorded a one time termination charge in the quarter of approximately $23 million or 33 cents per diluted share. We expect these steps essentially finalized in the first week of September to meaningfully enhance profitability going forward, generating net annualized cost savings of between $12 million and $15 million going forward or approximately 17 to 21 cents per share after tax.

Excluding the charge of 33 cents per share EPS rose 18-1/2% to 32 cents fro 27 cents a year ago. This included about 5 cents per share in stock based compensation expenses that obviously were not included in the calculation of EPS a year ago. Adjusted EBITDA excluding the charge rose 11.2% to $34.7 million or 27.4% of revenues from $31.2 million or 23.4% of revenues a year ago. From an operating segment perspective we are very pleased with the solid progress we are seeing in most of our segments. Leading the way again was our technology practice which put up outstanding numbers. Revenues for technology were up a robust 75% to just shy of $30 million in the period as our hosting business continued to gain traction.

And our ring tail database management system did more than just gain traction. During the period it clearly solidified itself as one of the three best systems available and it can’t be ignored now as a choice by law firms and clients looking to install a database. As a result EBITDA for this segment grew a strong 57% in the quarter and we are extremely pleased with the performance of our technology segment. It is well on the way to achieving its target of over $100 million of revenues for the year.

Forensic and litigation consulting had another good quarter both sequentially and year over year. Revenues increased 23% to $46.8 million from $38.1 million a year ago. This drove EBITDA growth of 40% versus year ago levels excluding the one time charge. One of the primary drivers of growth in this segment during the quarter has been investigations into stock options back dating. Once again, FTI’s anticipation of the marketplace as well as reputation and leadership position in the market have positioned it to take a prominent role in supporting companies as they deal with this issue.

We are participating in about 30% of all the investigations announced to date and are in active pursuit of a number of others. In this regard I recommend to you the article in last weekend’s Wall Street Journal for some additional color on this topic. Corporate finance restructuring revenue of $50.7 million increased slightly in the same period last year which is remarkable given the continuation of a poor market and a core restructuring practice. It’s clearly a tribute to the clear position of this practice as number one in the United States.

While conditions in the market remain challenging, the segment was able to grow revenue to increase participation in the transaction advisory market, specifically in the active M&A landscape. As I’ve said before we took action to remedy the unsatisfactory level of profits in the division but the benefits were not reflected in the margins for the quarter.

As a result EBITDA declined to $12 million from $14.1 million a year ago. I firmly believe however that with the steps we’ve taken, preserving our senior people and judicially watching staff headcount we are not only positioned to weather a continued depressed market in core restructuring if that should occur but we’re also poised for an uptick at, when it comes as it will.

Lastly, economic consulting revenue increased 22% to $34.6 million in the period from $28.4 million for the same period in the prior year. Despite the effect of a series of proposed rule making by the (surface) transportation board that caused approximately five cases of ongoing casework in our network strategies practice to be delayed. I’m happy to say that in the last two days the rule making has now become formal and final and that those cases will resume.

EBITDA and economic consulting increased to $7.6 million from $7.2 million a year ago. As most of you are aware, during the quarter we announced the acquisition of Financial Dynamics or FD which closed on October 3rd. This transaction helps transform the way we think about our business and as a result our approach to our business. It diversifies our revenue stream allowing us to participate in all phases of the economic cycle. This strategic integration drives our company to the next level as FD touches all areas of our business creating a common companywide culture to further drive our organic growth.

Geographically it gives us the international breadth we’ve been seeking. We now have a fully bill out global platform with senior people around the world that provides us with the capabilities to manage large scale relationships across multiple countries, greatly advancing our goal to drive our business globally. We are already on track to a very successful integration. Since announcing the acquisition we have been working side by side with our new FD colleagues to leverage key relationships and cross selling opportunities across the company.

Our combined efforts have already resulted in numerous joint (pitches) and new business wins. In connection with the FD acquisition we issued $215 million of senior notes due 2016 priced at 7-3/4. The notes were very well received and were oversubscribed by approximately four times. Shortly after the end of the quarter we announced two additional albeit smaller acquisitions that fit very well within our existing practices. (Brower, Kriz & Stinchcomb) or BKS as it’s known in the industry brings outstanding domain expertise in the global construction industry to our forensic and litigation consulting practice and provides for a comprehensive dispute litigation and investigation service to our clients in the construction industry.

Consistent with our stated game plan we would have not have entered this market without a legitimate belief that we could be a top player in this market within three years’ time. Similarly G3 Consulting has been for the last six years FTI’s primary supplier of ring tail products in the UK. We intend to leverage G3’s capabilities across FD’s broad UK client base. These acquisitions are all the more attractive due to the platform created in the context made available by FD.

This brings me to our outlook going forward. In short we are confident that all the drivers of our main business remain in place for us to sustain our momentum into the Fourth Quarter and well beyond. For example, in FLC the SEC investigations and the stock options backdating are expected to continue unabated into the Fourth Quarter and well beyond with some industry observers expecting that the number of investigations could ultimately reach over 1,000.

FLC is also a chief beneficiary of the combination with FD where we jointly go to market with a differentiated set of capabilities that is allowing us to win business in competitive situations. Increasingly, especially in the areas of reputational risk and corporate governance, the communication aspect of reputational risk is driving the bus; and our ability to quantify and communicate facts and solutions to boards, employees, shareholders, and stakeholders, the press, and the street is an increasingly precious distinction.

In corporate finance, while the weakness in the housing market has been pretty well documented, there’s also growing evidence of a slow down in the overall economy which would certainly be a positive driver for the corporate financial restructuring segments core business.

We are seeing a period like we saw perhaps in 1973 and like we saw in 1998 where frothy liquidity and record corporate results – not to mention hedge funds and hedging of these types of things – maybe masking to some extent exploding energy prices and rising interest rates. But they can only be masked for so long before they result in an attractive restructuring market like we saw in the late 70s and 2002 through 2003. They were okay economies but they were great markets for us.

On the flip side we don’t see any signs of slowdown in global M&A activity which typically is good news for us now and good news for us later. This should continue to drive demand for our transaction advisory and economic consulting businesses; and of course FD, which is a leader in M&A communications.

In economic consulting sometimes we forget how important one particular niche domain expertise could be. As I mentioned, the Surface Transportation Board’s wool-making activity has stunted a couple of our cases which now seem to be on track. In addition, we have several large SEC settlement matters that have come into the fold. We acted the economic advisor to the settlement administrators in large cases that has evolved from some of the excesses from the late 90s and early part of this century.

We gained our spurs on that in the global analyst settlement where the SEC looked to us to help them quantify and administer settlements. We’re now involved in up to four more of these cases with – again – others – the names of which you can guess from the headlines – we are on the horizon.

Based on results for the Third Quarter of 2006 in market conditions and excluding the restructuring charts described above, we continue to expect earnings per share to be in a range of $1.26 to $1.35 including the impact of the FD acquisition and expensing stock options.

Revenue for 2006, which will include FD for the Fourth Quarter of 2006, is anticipated to range from $677 million to $693 million. With the acquisition of FD and the growth of FDI’s technology segment, we believe utilization and average bill rates are no longer quite as meaningful metrics for FDI taken as whole. Nevertheless, we have presented them for the company’s three other business segments in the Press Release issued today.

Revenue generating headcount at the end of 2006, including FD, is anticipated to be approximately 1,583. In short, we think that our headcount is right; utilization is strong with a good outlook; and turnover is right where it ought to be with extremely low almost non-existent turnover on our senior people; and a judicious watch at our junior people in the headcount there.

So to wrap up, we are very pleased by all that we have achieved this Quarter. We believe we are well positioned to capitalize on future growth opportunities and to grow our business to $1 billion international business consistent with our game plan with 25% EBITDA margins before FASB Statement 123R Expense by 2008. As we look ahead to the Fourth Quarter of 2007, we are excited about our prospects and enthusiastic about the opportunities that lie before us.

With that, I’d now like to open it up for questions. Operator?

Operator:	At this time I would like to remind everyone – if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Arnie Ursaner).

(Arnie Ursaner):	Hi, good morning. Focusing on FD first – you had mentioned when you acquired us that your annualize revenue expected for ‘06 was $120 million. You had indicated at that time that you probably would carry it as a separate segment. Given that, can you comment on what the Fourth Quarter revenue contribution you expect to get from FD?

Man:	Yes, (Arnie). We’re expecting between $30 and $31 million of revenue for the Fourth Quarter.

(Arnie Ursaner):	Okay; EBITDA contribution please?

Man:	Between $8 and $9 million.

(Arnie Ursaner):	(Thank you) very much; and the second question I have is – Churn has been a little bit of a positive issue for you in the last year and I think you were cautious about it going into your August bonus payments. Can you now freshen up – you know – now that August bonuses were paid, you had expected Churn to return to normalize levels. Did, in fact, that occur?

Jack Dunn:	Yes, Churn in the period was about 17% plus or minus – which is good for our industry and about average for us; and right on what we expected; and it was in the levels where we expected – again (unintelligible) younger people who make career decisions, go back to school, et cetera – like that; so we were – it was right on target.

(Arnie Ursaner):	Final question, again going back to FD for a second – FD has had excellent growth prior to your acquisition. As we think about ‘07 -- I know you’re not going to give formalized ‘07 guidance; but specifically on FD, what sort of growth rate would be a reasonable number in your view for ‘07 in revenue – and (unintelligible) revenue?

Jack Dunn:	We believe based on the market dynamics and based on our business plans that we would expect them to grow at 20% or more during that period.

(Arnie Ursaner):	Thank you very much.

Jack Dunn:	Thank you.

Operator:	Your next question comes from (David Gold) with (Sidoti).

Jack Dunn:	Morning, (David).

(David Gold):	Can you update us, (Jack), on how many heads were cut in the restructuring?

Jack Dunn:	61 people.

(David Gold):	61 (unintelligible)?

Jack Dunn:	Correct.

(David Gold):	Okay; and really just following up on (Arnie)’s question on attrition – the 17% number that you put out there is quite a step up – say – from experience we’ve had the last couple of Quarters. How do you feel about that? Are you sort of happier that basically it’s in line with presumably the hiring plans; or has – you know – something sort of changed there that you’re seeing?

Jack Dunn:	It was actually in line – I believe – with the last Quarter. The First Quarter was the anomaly where we had virtually no turnover, which is extreme – I think it was 10% — something like that. So that – this would be a annualized rate that realistically when you look at the accounting firms that are in the upper 20s and you look at our competitors that are in the 20s or so, it’s just – there’s – it’s just normal factors based on the fact that people have spouses who get different jobs.

There was nothing out of the ordinary and it’s perfectly consistent with both our hiring plans; and in some respects, as everybody knows, it’s good to have a healthy turnover in the business as long as it doesn’t take your critical people.

(David Gold):	Sure – sure. Okay; and then just lastly on integration of Financial Dynamics’ – can you update us on plans for both introducing it to your professionals and introducing it to existing clients?

Jack Dunn:	Sure…

(Dennis):	Yes; hi (David). It’s Dennis.

We have really sort of – you know – two – you know – in parallel efforts going on. Number one started prior to the acquisition and that was forming Mirror Image Industry Teams to – you know – do the obvious – client mining on both sides – you know – joint pitches, and working with each other on opportunities that were in either in the works where one of the companies was working on it; and the other could be of assistance, or were identified to be a candidate for joint pitches.

I’m happy to say that’s already yielding fruit. We’ve received some very nice engagements from it. We are involved in some potentially very large engagements which we’re optimistic on; and so that will be continuing as we go forward and hopefully will increase.

In parallel with that is the classic sort of nuts and bolts integration – you know – that has been started. Obviously FD is a global – you know – company. We would probably be looking to phase some of that integration in – you know – around the world – US being obviously the easiest place to integrate communications systems reporting. The UK would probably – and

Continental Europe be next given just the magnitude of operations they have there; and then swinging through the Middle East.

(David Gold):	Okay.

(Dennis):	South Africa and Asia to finish it up. So I would say – you know – obviously the revenue integration and cooperation will be on going; the nuts and bolts conversions and integrations will probably be 90 to 120 days – you know; and I think – you know – we are very pleased with cooperation we’ve seen – you know – on both sides of the house especially on the income production side.

(David Gold):	Very good; thanks a lot.

Operator:	Again; if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

At this time there are no further questions.

Jack Dunn:	All right; with that, I’d like to thank everybody for being with us and we look forward to talking to you after the end of the year. Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.

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